Exhibit 10.14

[LOGO]

Box 309GT
Ugland House
South Church Street
Georgetown
Cayman Ninth
www.firstgreenwich.com

Michael Howard, FCA, BCL, PDA
23 Kimmage Road West, Dublin 12, Ireland
michaelphoward@iol.ie

Dear Michael:

Further to our conversations about you providing advisory services to First Greenwich Kahala Ltd (FGK) I have set forth below a description of the compensation and services to be provided.

Advisory Services:
During the period that FGK is exploring the possibility of completing an IPO for an affiliated company you will provide financial advisory services to FGK to assist in this process. Such services will include presentations on investor road shows and working with KPMG in Ireland and investment bankers at FBR Capital Markets (FBR) to determine the optimal structure for any IPO company and its subsidiaries.

Compensation:
For advisory services FGK will pay fees to you of $6,850 semi monthly and converted into Euros but not less than €4,633 semi monthly. Additionally there will be contingent compensation accruing to your account of $5,050 per month during this period which will be paid if the IPO is successfully completed for the FGK affiliate, Greenwich Kahala Aviation, Ltd, (GKA) and due at the time of IPO completion. The contingent compensation will he converted to Euros but will not be less than €3,366 per month. Compensation will commence as of 2 February 2010.

Duration:	The advisory services arrangement will end upon the sooner of completion of the GKA IPO or abandonment of the effort to complete the IPO.

If the above terms are acceptable to you please sign and return one copy of this letter.

Best regards,	Accepted:
/s/ Gerald Sherman	/s/ Michael Howard
Gerald Sherman	Michael Howard